EXHIBIT (11)

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS):

	(A)  Computation of the weighted average number of shares of common stock
	     outstanding for the periods indicated:
                                                                             WEIGHTED
                             SHARES OF    NUMBER OF DAYS    NUMBER OF     NUMBER OF SHARES
                           COMMON STOCK    OUTSTANDING      SHARE DAYS      OUTSTANDING
                           ------------   --------------   -----------    ----------------
Quarter Ended December 30, 1999
-------------------------------
October 1 - December 30      6,926,126         91           630,277,443
Shares Issued                   37,774       Various          1,531,635
                             ---------                      -----------
                             6,963,900                      631,809,078      6,942,957
                             =========                      ===========      =========
Quarter Ended December 31, 1998
-------------------------------
October 1 - December 31      6,861,252         92           631,235,184
Shares Issued                    7,363       Various            394,247
                             ---------                      -----------
                             6,868,615                      631,629,431      6,865,537
                             =========                      ===========      =========

	(B)  Computation of Earnings (Loss) Per Share:

	     Computation of earnings (loss) per share is net earnings (loss) divided by the weighted average number of shares of common stock outstanding for the periods indicated:

                                                QUARTER ENDED
                                       	December 30,    	 December 31,
                                       	    1999    	         1998
                                        ------------      ------------
Basic:
 Weighted average number of shares
  of common stock outstanding          	   6,942,957 	      6,865,537
                                         -----------       ----------
 Net earnings (loss)                     $   331,368	     ($  289,126)
                                         -----------       ----------
 Net earnings (loss) per share         	 $      0.05      ($     0.04)
                                         ===========       ==========

Assuming dilution:
 Weighted average number of shares
  of common stock outstanding	            6,942,957	        6,865,537
 Net effect of dilutive stock
  options-not included if the
  effect was antidilutive	                        0     	           0
                                         ----------        ----------
 Total                                 	  6,942,957	        6,865,537
                                         ----------        ----------
 Net earnings (loss)                   	 $  331,368     	 ($  289,126)
                                         ----------        ----------
 Net earnings (loss) per share	          $     0.05     	 ($     0.04)
                                         ==========        ==========

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